HACKENSACK, NJ, June 9, 2015 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the six and three-month periods ended April 30, 2015. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS ($ in thousands, except per share and rental rates)	Six Months Ended April 30,		Quarter Ended April 30,
	2015	2014	2015	2014
* Net Income Per Share-Basic & Diluted	$0.23	$1.51	$0.08	$0.12
* Dividends Per Share	$0.60	$0.60	$0.30	$0.30
* AFFO Per Share-Basic & Diluted	$0.69	$0.67	$0.29	$0.33
* AFFO Payout	87.0%	89.6%	103.4%	90.9%

* Segment NOI	$11,839	$11,688	$5,569	$5,660
* Average Residential Occupancy (a)	94.5%	94.2%	93.7%	95.7%
* Average Commercial Occupancy (b)	82.8%	82.8%	82.5%	83.0%

(a) Includes occupancy for the Regency apartments, acquired in June 2014. Average occupancy for the Regency was at 98.8% and 97.5% for the YTD and quarter periods, respectively.

(b) Includes occupancy for the Rotunda shopping center, which is undergoing a major redevelopment project. Also includes occupancy of Damascus shopping center, which recently underwent a major redevelopment project and is currently 86% leased and 82% occupied.

RESULTS OF OPERATIONS

Year-To-Date Results (Per share represents basic and diluted share amounts)

•	Funds From Operations (“FFO”) was $4.8 million, or $0.71 per share, as compared to $4.7 million, or $0.68 per share, for the prior year’s comparable period.
•	Adjusted Funds From Operations (“AFFO”) modifies FFO for unique revenue and expense items, which the Company believes are germane to the measurement of the Company’s ongoing operating performance, such as: capital improvements, deferred rents, and acquisition expenses. AFFO was $4.7 million, or $0.69 per share, as compared to $4.7 million, or $0.67 per share, for the prior year’s comparable period.
•	Net income attributable to common equity (“net income”) was $1.6 million, or $0.23 per share, compared to $10.5 million, or $1.51 per share, for the prior year’s comparable period. Prior YTD net income includes an $8.7 million gain relating to the sale of the South Brunswick property in December 2013.

Second Quarter Results (Per share represents basic and diluted share amounts)

•	FFO was $2.1 million, or $0.31 per share, as compared to $2.3 million, or $0.33 per share, for the prior year’s comparable period.
•	AFFO was $2.0 million, or $0.29 per share, compared to $2.3 million, or $0.33 per share for the prior year’s comparable period.
•	Net income attributable to common equity was $0.5 million, or $0.08 per share, or $0.8 million or $0.12 per share for the prior year’s comparable period.

Table of Revenue & Net Income Components

	Six Months Ended April 30,			Quarter Ended April 30,
	2015	2014	Change	2015	2014	Change
	(in thousands, except per share)			(in thousands, except per share)
Revenues:
Commercial properties	$11,539	$11,414	$125	$5,871	$5,758	$113
Residential properties	10,993	9,790	1,203	5,381	4,874	507
Total real estate revenues	22,532	21,204	1,328	11,252	10,632	620

Operating Expenses:
Real estate operations	10,842	9,614	1,228	5,756	5,018	738

General and administrative	1,144	803	341	652	401	251

Depreciation	3,295	3,040	255	1,648	1,520	128

Investment income	(76)	(83)	7	(36)	(41)	5

Financing costs	5,553	5,821	(268)	2,771	2,844	(73)

Net income attributable to noncontrolling interests in subsidiaries	(194)	(291)	97	71	(98)	169

Adjusted income from operations	1,580	1,718	(138)	532	792	(260)

Income from discontinued operations	—	7	(7)	—	—	—

Gain on sale of discontinued operations	—	8,734	(8,734)	—	41	(41)

Net income attributable to common equity	$1,580	$10,459	$(8,879)	$532	$833	$(301)

Earnings per share - basic and diluted:
Adjusted income from operations	$0.23	$0.25	$(0.02)	$0.08	$0.11	—
Discontinued operations	—	1.26	(1.26)	—	0.01	(0.01)
Net income attributable to common equity	$0.23	$1.51	$(1.28)	$0.08	$0.12	$(0.01)

Weighted average shares outstanding:
Basic	6,807	6,927		6793	6922
Diluted	6,807	6,927		6808	6922

Stock Repurchases

On February 17, 2015, FREIT announced a tender offer to purchase up to 100,000 shares of beneficial interest in the Company at a price of $23.00 per share, which it funded principally from cash and cash equivalents. The tender offer expired on March 20, 2015. The number of shares proposed to be purchased in the tender offer represents approximately 1.5% of FREIT’s currently outstanding shares. As a result of the tender offer, FREIT repurchased 94,302 shares of beneficial interest at $23.00 per share, for an aggregate purchase price of $2,168,946. FREIT’s Trustees and executive officers did not tender their shares of beneficial interest in FREIT in the tender offer.

Dividends

The 2nd quarter dividend of $0.30 per share will be paid on June 15, 2015 to shareholders of record on June 1, 2015.

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Adjusted Funds From Operations

FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, under market lease amortization, straight-line rents, acquisition expenses, FFO from discontinued operations and recurring capital improvements on our residential apartments.

The modified FFO computation is referred to as AFFO. FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance. We compute FFO and AFFO as follows:

	Six Months Ended April 30,		Three Months Ended April 30,
	2015	2014	2015	2014
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Funds From Operations ("FFO") (a)

Net income	$1,774	$10,750	$461	$931
Depreciation of consolidated properties	3,295	3,040	1,647	1,520
Amortization of deferred leasing costs	151	132	76	71
Gain on sale of discontinued operation	—	(8,734)	—	(41)
Distributions to minority interests	(396)	(465)	(96)	(210)
FFO	$4,824	$4,723	$2,088	$2,271

Per Share - Basic and Diluted	$0.71	$0.68	$0.31	$0.33

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$4,824	$4,723	$2,088	$2,271
Amortization of acquired leases	1	11	—	5
Deferred rents (Straight lining)	148	88	71	41
Less: FFO from discontinued operations	—	(7)	—	—
Capital Improvements - Apartments	(254)	(141)	(168)	(37)
AFFO	$4,719	$4,674	$1,991	$2,280

Per Share - Basic and Diluted	$0.69	$0.67	$0.29	$0.33

Weighted Average Shares Outstanding:
Basic	6,807	6,927	6,793	6,922
Diluted	6,807	6,927	6,808	6,922

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $336 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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